Exhibit 10.2

EXECUTION VERSION

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Paul Read (“Associate”) and Ingram Micro Inc., a Delaware corporation (“IMI”), and is effective as of the “Effective Date” referenced in Section 14 below.
WHEREAS, Associate and IMI have reached a mutual agreement that Associate shall continue to be employed by IMI with different duties and responsibilities through September 6, 2016 (the “Separation Date”); and
WHEREAS, Associate and IMI have determined to provide for the termination of Associate’s employment with IMI effective as of the Separation Date on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Transition Period.

a.
Associate and IMI hereby acknowledge, agree and reaffirm that Associate has resigned from his position as President and Chief Operating Officer effective February 26, 2016 (“Resignation Date”), and that Associate’s employment with IMI will terminate on the Separation Date. Between the Resignation Date and the Separation Date (the “Transition Period”), Associate will continue to be employed by IMI and will continue to provide services to IMI, including but not limited to providing advisory services and performing special projects for, and at the direction of, IMI’s Chief Executive Officer or his designee, and shall have the duties, responsibilities, rights, powers and authority that may be from time to time delegated or assigned to him by IMI’s Chief Executive Officer or his designee (collectively, the “Transition Services”). During the Transition Period, Associate shall perform the Transition Services at such locations as are reasonably agreed by Associate and IMI; provided, that, Associate will perform Transition Services in IMI’s or its applicable affiliate’s offices when reasonably and timely requested by IMI. It is the expectation of Associate and IMI that the level of Transition Services to be provided by Associate during the Transition Period shall be no less than 120 hours per month.

b.
During the Transition Period, (i) Associate shall continue to receive the same rate of fixed annual compensation that Associate received immediately prior to the Resignation Date in accordance with IMI’s regular payroll practices, (ii) Associate’s equity-based incentive awards in respect of IMI common stock (“Equity Awards”) outstanding as of the Resignation Date (a schedule of which is set forth on Exhibit A) shall remain outstanding and shall continue to vest through the Separation Date pursuant to the terms and conditions of the applicable equity-based incentive plan (“Plan”) and their respective equity-based incentive award agreements (“Equity Award Agreements”), and (iii) Associate shall be entitled to participate in the employee benefit plans of IMI or its successors or assigns, as presently in effect or as they may be modified from time to time, to the extent such employee benefit plans are provided to actively employed executive officers.

2.	Termination of Employment; Acknowledgement.

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a.
Effective as of the Separation Date, if Associate’s employment with IMI and its subsidiaries and affiliates shall not have otherwise terminated, Associate’s employment with IMI and its subsidiaries and affiliates shall fully terminate (the “Termination”). On and after the Separation Date, Associate shall cease to be an employee or agent of IMI or any entity affiliated with IMI, and shall have no authority to bind IMI or any such affiliate or act on behalf of IMI or any such affiliate as an associate or employee.

b.
Associate and IMI hereby acknowledge and agree that the Termination shall be treated as a termination of Associate’s employment by IMI without “Cause” for purposes of, and as defined in, the IMI Executive Officer Severance Policy (the “Policy,” a copy of which is attached hereto as Exhibit B) and the IMI Executive Change in Control Severance Plan (the “CIC Plan,” a copy of which is attached hereto as Exhibit C). Subject to Section 3(f) hereof, IMI shall pay or provide to Associate the severance payments and benefits set forth in Section 3(b) - (e) and Section 4 hereof, as applicable. Associate hereby acknowledges and agrees that the payments and benefits set forth in this Agreement are in full satisfaction of IMI’s obligations to Associate under the Policy and the CIC Plan as applicable and, except for the payments and benefits set forth in this Agreement, Associate will be entitled to no further compensation or benefits from IMI or its subsidiaries or affiliates in respect of Associate’s Termination, the Transition Services and Associate’s other continuing obligations under this Agreement. The Company will not terminate Associate’s employment prior to the Separation Date, other than a termination for Cause, or due to death or disability (as defined in the Policy and the CIC Plan, as applicable), except that the parties may mutually agree to amend the Separation Date.

3.	Severance Payments and Benefits.

a.
Accrued Obligations. Following the Separation Date, IMI shall pay Associate all earned but unpaid wages, unpaid accrued vacation, unreimbursed expenses and other benefits to which Associate is statutorily entitled (if any), in each case, relating to the period prior to the Separation Date, subject to applicable payroll and tax withholding requirements, through IMI’s normal payroll procedures (but in no event later than 30 days following the Separation Date) and in accordance with applicable law.

b.
Severance Payment; CIC Severance Payment. IMI shall make to Associate a cash payment equal to one and one-half (1.5) times the sum of Associate’s current annualized base salary ($735,000 or “Base Salary”) and target bonus ($735,000 or “Target Bonus”) payable in a lump sum within sixty (60) days after the Separation Date (the “Severance Payment”); provided, however, that if, a “Change in Control” (as defined in the CIC Plan) is consummated during (i) the Transition Period or (ii) the period beginning on the Separation Date and ending on March 6, 2017 (the “Contingency Period”), IMI shall make to Associate an additional cash payment equal to one-half (0.5) times the sum of Associate’s Base Salary and Target Bonus (the “CIC Severance Payment”), payable in a lump sum in calendar year 2017 (but in no event later than April 7, 2017); provided, further, that each of the Severance Payment and the CIC Severance Payment, as applicable, shall be made subject to Sections 14 and 23 below and applicable tax and related payroll withholding requirements.

c.
2016 Pro-Rated Annual Bonus. Associate shall receive a cash payment equal to the cash bonus that Associate would have earned (if any) pursuant to the 2016 Ingram Micro Inc. Annual Executive Incentive Award Program (the “2016 Bonus Program”), had Associate remained employed through the 2016 Bonus Program measurement period, determined

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based on actual performance achieved during IMI’s 2016 fiscal year relative to the performance objectives set forth in the 2016 Bonus Program, multiplied by a fraction, the numerator of which is the number of calendar days of participation in the 2016 Bonus Program measurement period through the Separation Date (250 days), and the denominator of which is 366. This amount will be calculated and paid after the close of IMI’s 2016 fiscal year at such time and in the same manner as 2016 Bonus Program payments, if any, are made to actively employed executive officers.

d.
Continued Health Benefit. During the period commencing on the Separation Date and ending on the first (1st) anniversary of the Separation Date (the “Continuation Period”), IMI will provide the continuation of, and pay 100% of the premiums for, the IMI-sponsored health and welfare benefits of medical insurance, dental insurance and vision insurance for Associate and his enrolled dependents (the “Continued Health Benefit”); provided, however, that if, during the Continuation Period, Associate becomes eligible for coverage under the group health plan of another employer, the Continued Health Benefit shall immediately cease on such date; provided, further, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration period of the Continuation Period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), then an amount equal to each remaining premium subsidy shall thereafter be paid to Associate as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or remaining portion thereof); provided, further, that if a Change in Control is consummated during (i) the Transition Period or (ii) the Contingency Period, IMI shall make to Associate a cash payment equal to the full amount of the Continued Health Benefit, determined on an annualized basis based on Associate’s benefit elections at the Separation Date, less any amount previously paid by IMI in respect of the Continued Health Benefit pursuant to this Section 3(d), which cash payment shall be made in a lump sum in calendar year 2017 (but in no event later than April 7, 2017). Associate acknowledges and agrees that he must timely enroll in COBRA continuation coverage upon receipt of enrollment materials from IMI’s current COBRA administrator (Conexis) in order for IMI to pay for the cost of COBRA continuation coverage during the Continuation Period as set forth in this Section 3(d).  IMI will provide under separate cover further information to Associate regarding COBRA continuation coverage and other conversion and/or continuation rights. Following the expiration of the Continuation Period, any further continuation of such coverage under applicable law (if any) shall be at Associate’s sole expense. The payments and benefits under this Section 3(d) are subject to Sections 14 and 23 below and to any applicable tax and payroll withholding requirements.

e.
Outplacement Services. IMI will provide Associate with a paid outplacement program until the earlier of the first (1st) anniversary of the Separation Date or Associate’s acceptance of an offer of full-time employment from a subsequent employer, up to a maximum cost to IMI of $20,000. The selection of the outplacement assistance firm shall be at the discretion of IMI. Associate may not select a cash payment in lieu of this benefit.

f.
Release. Notwithstanding the foregoing, IMI’s obligation to provide Associate with the severance payments and benefits described in paragraphs (b) - (e) above is subject to (i) Associate fully accepting this Agreement and not invoking Associate’s right to revoke Associate’s acceptance of this Agreement pursuant to Section 14 hereof, and (ii) Associate executing and not revoking, no later than thirty (30) days following each of (as applicable),

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(A) the Separation Date, and, (B) if a Change in Control is consummated during the Contingency Period, the effective date of such Change in Control, a valid release and covenant agreement satisfactory to IMI.

4.	Equity Awards.

a.
If a Change in Control is consummated during the Transition Period, each outstanding Equity Award held by Associate as of the Separation Date shall, to the extent not vested, immediately become fully vested (with any performance targets applicable to such Equity Award treated as satisfied at target), and, with respect to any Equity Award that is a stock option, exercisable until the earliest to occur of the second (2nd) anniversary of the Separation Date or the stated expiration of the stock option.

b.
If a Change in Control is not consummated during the Transition Period, each outstanding Equity Award held by Associate as of the Separation Date shall not expire, terminate, or be forfeited or cancelled, but shall remain outstanding through the Contingency Period. If a Change in Control is consummated during the Contingency Period, each such Equity Award shall be treated as provided in Section 4(a) of this Agreement. If a Change in Control is not consummated during the Contingency Period, each such Equity Award shall expire, terminate and be forfeited for no consideration effective as of the Separation Date and as provided by the terms of the applicable Equity Award Agreement and the Plan.

c.
Notwithstanding anything in this Agreement, the Plan or any applicable Equity Award Agreement to the contrary, IMI and Associate hereby acknowledge and agree that if a Change in Control is consummated on or following the date hereof and prior to the expiration of the Contingency Period, each Equity Award held by Associate as of the date of such Change in Control shall be treated in accordance with the terms of the applicable definitive agreement that results in the consummation of such Change in Control.

5.
Retirement Plans. Participation in the IMI 401(k) Investment Savings Plan and the IMI Supplemental Investment Savings Plan will cease on the Separation Date. Payment of accrued benefits and account balances in these plans will be made in accordance with the plans’ provisions and Associate’s distribution election forms on file as of the Separation Date, subject, however, to any applicable 6-month delay required under Section 409A of the Code (as described in Section 23(a) hereof).

6.
Non-disclosure. Associate acknowledges Associate’s obligation not to disclose, during or after employment, any trade secrets or proprietary and/or confidential data or records of IMI or its affiliates or to utilize any such information for private profit. Each of the parties hereto agrees that such party will not release, publish, announce or otherwise make available to the public in any manner whatsoever any information or announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except as required by law or legal process, including, in the case of IMI, filings with the Securities and Exchange Commission. Any information disclosed in such filings with the Securities and Exchange Commission shall not subject to this Section 6. Associate agrees not to communicate with, including responding to questions or inquiries presented by, the media, employees or investors of IMI, its affiliates or any third party relating to the terms of this Agreement, without first obtaining the prior written consent of IMI. Notwithstanding the foregoing, Associate may make disclosure to Associate’s attorneys and financial advisors and immediate family of the existence and terms of this Agreement provided that they agree to maintain the confidentiality of the information as set forth in this Section 6. Associate agrees not to make statements or take any action to disparage, dissipate or negatively affect the reputation of IMI or its affiliates, subsidiaries, officers,

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employees, agents or representatives with employees, customers, suppliers, competitors, vendors, stockholders or lenders of IMI, its affiliates or any third party and IMI agrees to instruct its directors and executive officers not to make statements or take any action to disparage, dissipate or negatively affect the reputation of Associate with employees, customers, suppliers, competitors, vendors, stockholders or lenders of IMI, its affiliates or any third party.

7.
Return of Property. Associate acknowledges Associate’s obligation to promptly return to IMI all property of IMI in Associate’s possession including, without limitation, “Blackberry”, iPhone, iPad, tablets, or other PDAs, keys, IMI employee identification card, credit cards, cell phones, pagers, computers, laptops, office equipment, documents and files and instruction manuals on or before the Separation Date, or earlier if so requested by IMI, except that Associate shall be allowed to retain his iPhone.

8.	Associate’s Obligations. In consideration of the payments to be made to and the benefits to be received by Associate hereunder, Associate and IMI have further agreed as follows:

a.
Associate will not (i) directly or indirectly make known to any person, firm, corporation, partnership or other entity, any list, listing or other compilation or document, whether prepared or maintained by Associate, IMI or any of IMI’s affiliates, which contains information that is confidential to IMI or any of its affiliates about IMI’s customers, vendors and/or partners, including but not limited to names and addresses thereof, or (ii) through the first (1st) anniversary of the Separation Date (the “Restricted Period”), call on or solicit, or attempt to call on or solicit, in either case with the intent to divert business from IMI or any of its affiliates, any of IMI’s customers and/or partners with whom Associate has become acquainted during Associate’s employment with IMI or any of its affiliates, either for Associate’s own benefit or for the benefit of any other person, firm, corporation, partnership or other entity.

b.
During the Restricted Period, Associate will not, and will use Associate’s best efforts not to permit any person, firm, corporation, partnership or other entity of which Associate is an officer or control person to (i) knowingly solicit, entice, or persuade any associates of IMI or any of its affiliates (“IMI Associates”) to leave the services of IMI or any of its affiliates for any reason, or (ii) solicit for employment, hire, or for engagement any IMI Associate as an employee, independent contractor or consultant.

9.
Rights in Event of Breach. In the event of Associate’s breach of this Agreement (excluding breach of this Agreement due to death or total disability), in addition to all other rights and remedies to which IMI may be entitled by law or in equity, IMI shall have no obligation to make any further payments hereunder or permit any Equity Awards to continue to be earned, vested or exercised (as applicable).

10.
Injunctive Relief. Irreparable harm will be presumed if Associate breaches any covenant in this Agreement, as damages may be very difficult to ascertain. In light of these facts, Associate agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of IMI, and Associate specifically releases IMI from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. The granting of injunctive relief by any court shall not limit IMI’s right to recover any amounts previously paid to Associate under this Agreement or any damages incurred by it due to a breach of this Agreement by Associate.

11.
Release by Associate. Associate hereby fully, finally and irrevocably waives, releases and discharges IMI and each of its affiliates, and each present, former and future director, officer and employee of IMI and its affiliates and any parent, subsidiary, affiliate or shareholder thereof, and

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their successors and assigns (the “IMI Released Parties”) from all manner of claims, actions, causes of action, damages or suits, in law or in equity, which Associate has or may have, known or unknown, against the IMI Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during Associate’s employment with IMI and any of its affiliates, resulting from or relating to Associate’s employment or the termination thereof, or relating to Associate’s status as an officer, director, employee or participant in any employee benefit plan of IMI or any of its affiliates, provided, however, that the foregoing:

a.
is not intended to be, and shall not constitute, a release of any right of Associate to obtain indemnification and reimbursement of expenses from IMI Released Parties or any of its affiliates with respect to third-party claims based upon or arising from alleged or actual acts or omissions of Associate as an officer, director or employee of IMI Released Parties or any of its affiliates to the fullest extent provided by law or in any applicable certificate of incorporation, by law or contract,

b.	shall not release IMI Released Parties from liability for violations of this Agreement after the date hereof; and

c.	shall not waive any rights or claims that may arise after this Agreement is signed by Associate.
From and after the date hereof, Associate agrees and covenants not to sue, or threaten suit against, or make any claim against, any IMI Released Party for or alleging any of the claims, actions, causes of action or suits described above. Associate acknowledges that this release includes, but is not limited to, all claims for money, damages, breaches of contract, equity, stock, employee benefits, injunctive relief, or those arising under federal, state, local or foreign laws prohibiting employment discrimination and all claims growing out of any legal restrictions on the rights of IMI or any of its affiliates to terminate its employees. Associate also specifically waives and releases all claims of employment discrimination and all rights available to Associate under the Age Discrimination in Employment Act (ADEA), as amended, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act, the Family Medical Leave Act, the California Family Rights Act, and any other federal, state and/or local employment laws or regulations. Such claims being released include, by way of example and not limitation, any claim of race, sex, sexual orientation, age, national origin, disability, marital status and/or religious discrimination, any claim for breach of contract, and/or claim for wrongful discharge. Associate further agrees that if any claim is prosecuted in Associate’s name before any court, arbitrator or administrative agency, Associate waives and agrees not to take any award of money or other damages from such suit.

12.	Waiver. Associate hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:
“Section 1542. General Release--Claims Extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Associate understands and acknowledges that the significance and consequence of this waiver of Section 1542 of the Civil Code is that even if Associate should eventually suffer additional damages arising out of Associate’s employment relationship with IMI, or Associate’s termination of employment, Associate will not be permitted to make any claim for those damages.

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Furthermore, Associate acknowledges that Associate intends these consequences even as to claims for injuries and/or damages that may exist as of the Separation Date but which Associate does not know exist, and which, if known, would materially affect Associate’s decision to execute this Agreement.

13.	Sole Remedy. Associate agrees that, in the event IMI breaches any provision of this Agreement, Associate’s sole remedy for such breach shall be enforcement of the terms of this Agreement.

14.
Right to Revoke. Associate acknowledges that Associate has the right to seek legal counsel, and was advised by IMI to seek such counsel, before entering into this Agreement. Associate shall have twenty-one (21) days in which to execute and return this Agreement to IMI. Associate further understands that Associate has the right to revoke this Agreement at any time within seven (7) days of execution of this Agreement by written notice received by IMI’s EVP Human Resources prior to expiration of the seventh day, whereupon this Agreement shall be null and void as of its inception. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired without revocation (“Effective Date”). In the event that Associate does not execute and return this Agreement within such twenty-one (21) day period, the offer contained in this Agreement shall be revoked and IMI shall not be bound by any terms or conditions contained herein. If this Agreement is revoked by Associate, IMI shall have no obligation to make the payments or provide the benefits described in Section 3(b) - (e) hereof; and in the event Associate revokes this Agreement after IMI has paid all or any portion of the sums described in Section 3(b) - (e) hereof, Associate shall immediately return the total amount said sum in full to IMI.

15.
Definition of Affiliate. An “affiliate” of IMI for purposes of this Agreement shall include any corporation or business entity in which IMI owns, directly or indirectly, at least 15% of the outstanding equity interest.

16.
Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to a particular circumstance, it shall nevertheless remain in full force and effect in all other circumstances.

17.
Notices. Any notices, requests, demands and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (a) on the date delivered if personally delivered, (b) on the third day after deposit in the U.S. mail or with a reputable air courier service, properly addressed with postage or charges prepaid, or (c) on the date transmitted by telefax if the sender receives electronic confirmation of receipt of such telefax, to the address or telefax number of IMI or Associate, as the case may be, set forth on the signature page.

18.
Governing Law/Venue. This Agreement shall be governed by California law and applicable federal law, without regard to the choice or conflict of law provisions thereof. The venue for any lawsuit arising as a result of this Agreement shall be in the courts of Santa Ana, California.

19.
No Admission. Associate understands and agrees that the making of the promises contained in this Agreement is in no way an admission that IMI violated any federal or state laws or regulations, or violated any other obligation it has or may have had to Associate. Rather, IMI is making these promises solely in exchange for Associate’s promises to IMI.

20.	Section Titles. The section titles used in this Agreement are for convenience only and do not define or limit the contents of any section.

21.	Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs of Associate and the successors and assigns of IMI.

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22.
Arbitration. Any controversy or claim arising out of or relating to this Agreement or the Policy shall be submitted to binding arbitration in accordance with the terms and procedures set forth in Section 3.13 (Arbitration) of the Policy, except that if the CIC Plan applies, the claim shall first be submitted pursuant to Section 7 (Settlement of Disputes) of the CIC Plan but if the claim is not resolved by Section 7, the claim shall then be submitted to binding arbitration in accordance with the terms and procedures set forth in Section 3.13 (Arbitration) of the Policy. Since this Agreement is a post-employment agreement, the Commercial Arbitration Rules shall apply and the costs of arbitration shall be split evenly by the parties; provided, that, if the CIC Plan applies, any claim to enforce this Agreement shall be subject to Section 3.3 (Reimbursement of Expenses) in the CIC Plan.

23.	Section 409A.

a.
Notwithstanding anything to the contrary in this Agreement, if Associate is a “specified employee” on the date of Associate’s “separation from service” (each term as defined in Section 409A of the Code, as determined by IMI in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then IMI will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Associate) until the date that is at least six (6) months following Associate’s separation from service with IMI (or the earliest date permitted under Section 409A of the Code), whereupon IMI will pay Associate a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to Associate under this Agreement during the period in which such payments or benefits were deferred.

b.
With respect to the provisions of this Agreement which provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code, this Agreement is intended to avoid any taxes and penalties under Section 409A of the Code and the Regulations thereunder and shall be so interpreted, construed and administered.

c.
In the event that following the date hereof IMI or Associate reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, IMI and Associate shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate, to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) avoid taxes and penalties under Section 409A of the Code and related Department of Treasury guidance.

24.
Section 280G. Notwithstanding anything to the contrary in this Agreement, the Policy or the CIC Plan, in the event that any payment or distribution by IMI or any other person or entity to Associate or for Associate’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Policy, the CIC Plan, the Plan, the Equity Award Agreements or otherwise) (a “Payment”) is determined to be subject to the excise tax imposed by Section 4999 of the Code, then such Payment(s) shall be treated as provided in Section 9 of the CIC Plan.

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25.
Executive Officer Severance Policy. Associate hereby acknowledges and agrees to be bound by and comply with all terms and conditions of the Policy and the CIC Plan, as applicable, including, without limitation, Section 3.12 (Return of Payment) of the Policy.

26.
Compensation Recovery Policy. Associate hereby acknowledges and agrees to be bound by and comply with all terms and conditions of the IMI Compensation Recovery Policy, a copy of which is attached hereto as Exhibit D.

27.
Entire Agreement; Modification. This Agreement represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto; provided, however, that notwithstanding the foregoing, this Agreement shall not supersede or otherwise affect that certain Indemnification Agreement, dated as of December 1, 2011, between IMI and Associate which shall remain in full force and effect. This Agreement may not be modified except in writing signed by the parties.

[Signature page follows]

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Originally delivered to Associate by IMI on February 23, 2016, and executed by Associate on the date set below. Please return the signed agreement to Scott Sherman.

“Associate”

Date:	2/23/2016	/S/ Paul Read
Paul Read

“IMI”

INGRAM MICRO INC.
a Delaware Corporation

Date:	2/23/2016	/S/ Scott Sherman
Scott Sherman
Executive Vice President, Human Resources

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